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                                                                   Exhibit 3.19a

                            ARTICLES OF ORGANIZATION

                                       OF

                           EASTERN COPY PRODUCTS, LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of New York under Section 203 of the limited liability company law.

     FIRST: The name of the limited liability company is Eastern Copy Products, LLC (the "limited liability company").

     SECOND: The county within this state in which the office of the limited liability company is to be located is County of Onondaga.

     THIRD: The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is 1224 West Genesee Street, Syracuse, New York, 13204.

     FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company may be served is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

     FIFTH: The effective date of the Articles of Organization shall be upon filing.

          IN WITNESS WHEREOF, the undersigned has executed thes Articles of Organization on March 7, 2002.


                                        By:  /s/ Christopher J. Hagan
                                           -------------------------------------
                                           Authorized Person/Organizer
                                           Christopher J. Hagan